Exhibit 99.1

Contact:	Kristin Macht
Public & Media Relations
(865) 777-3410

GOODY’S FAMILY CLOTHING APPOINTS
PRESIDENT AND CHIEF MERCHANDISING OFFICER

     Knoxville, Tennessee (January 3, 2005) — Goody’s Family Clothing, Inc. (Nasdaq:GDYS) announced the appointment of Frederick J. Mershad to the position of President and Chief Merchandising Officer, effective today. Mr. Mershad will oversee the areas of merchandising, marketing and advertising, and merchandise planning and allocation, and will report to Goody’s Chairman and Chief Executive Officer, Robert M. Goodfriend.

     “Fred brings to Goody’s a wealth of exceptional experience and accomplishments in the retail apparel industry,” said Goodfriend. “During his career, Fred has demonstrated executive leadership and team building and possesses an exceptional understanding of the overall retail business. I look forward to working with Fred and believe he will be a great addition to our strong management team here at Goody’s.”

     Mr. Mershad most recently was an Executive in Residence for the School of Business, MBA program at The University of Dayton. Prior to that, he served as Chairman, President and Chief Executive Officer of Elder-Beerman Stores Corp. in Dayton, Ohio. He was with Elder-Beerman from 1997 to 2001. Prior to that, he was President and Chief Executive Officer of Proffitt’s Department Stores in Knoxville, Tennessee. Mr. Mershad began his career with Federated Department Stores and has held various executive level positions with retail department stores.

     Reporting to Mr. Mershad will be Max Jones, Executive Vice President, Merchandising; Carmen Monaco, Executive Vice President, Chief Marketing Officer; and Bruce Halverson, Senior Vice President of Planning and Allocation.

     Goody’s, headquartered in Knoxville, Tennessee, is a retailer of moderately priced family apparel. The Company currently operates 359 stores in the 20 states of Alabama, Arkansas, Florida, Georgia, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Mississippi, Missouri, North Carolina, Ohio, Oklahoma, South Carolina, Tennessee, Texas, Virginia and West Virginia.

-END-